Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Agreement extends and amends, as of July 1, 2010, an Employment Agreement previously in effect among Charles W. Shaver (the “Executive” or “Shaver”), TPC Group LLC (formerly known a Texas Petrochemicals LP) (the “Partnership”), and TPC Group Inc. (formerly known as Texas Petrochemicals Inc.) (the “Company”). The original employment agreement was dated as of July 1, 2006 and was amended by Amendments No. 1 and 2 thereto (collectively the “Employment Agreement”).

RECITALS

The Initial Term of the Employment Agreement expired on June 30, 2010; and

In order to secure the Executive’s further services and to provide for orderly succession planning, the parties hereto desire to extend the Employment Agreement and Executive’s employment thereunder upon newly agreed additional terms and conditions.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

Effective as July 1, 2010, the Employment Agreement is amended by the attached Appendix A. Except as modified by Appendix A, the Employment Agreement is in all respects ratified and confirmed.

This Amendment No. 3, together with the Employment Agreement, constitutes the entire agreement and understanding among the parties concerning the matters addressed by the Employment Agreement, and supersedes any and all previous agreements or understandings, whether written or oral, between or among the parties concerning the same. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein.

This Amendment No. 3 may be executed in two or more counterparts, all of which shall be deemed one and the same agreement and shall be deemed delivered by the parties when one or more counterparts have been signed by each of the parties.

[signature page follows]

In witness whereof, each party hereto has executed this Amendment No. 3 as of September 16, 2010.

TPC Group LLC		Executive

By:	/s/ Michael E. Ducey	/s/ Charles W. Shaver
	Name: Michael E. Ducey	Charles W. Shaver
Title: Chairman

TPC Group Inc.

By:	/s/ Michael E. Ducey
Name: Michael E. Ducey
Title: Chairman

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APPENDIX A

1.	Continuation of Employment. The Executive’s Employment Agreement shall continue from July 1, 2010 (the “Renewal Date”) on the basis set out in the Employment Agreement as modified by this Appendix A.

2.	Transition Services; Retirement

(a)	The Executive agrees to continue to serve as the Company’s Chief Executive Officer from the Renewal Date until his “Retirement Date,” which shall be December 31, 2011 or such earlier date as may be specified by the Company. The Retirement Date is expected to occur on or around the time that a successor Chief Executive Officer is hired. The period of continued employment through the Retirement Date is called the “Transition Period.”

(b)	Upon the Retirement Date, and without further action by any person, the Executive’s employment with the Company shall end and the Executive shall be deemed to have relinquished any and all titles, positions and appointments the Executive holds with the Company or any of its subsidiaries or affiliates (collectively with the Company, the “Company Group”), whether as an officer, director, employee, consultant, agent or otherwise. The Executive hereby agrees to execute such documents as may be reasonably requested by the Company to evidence termination of his employment and cessation of service on the Retirement Date.

3.	Compensation and Benefits During the Transition Period.

(a)	During the Transition Period, the Executive shall be entitled to compensation and benefits in accordance with Section 3 of the Employment Agreement as modified by this Appendix A.

(b)	With respect to the Company’s short fiscal period July 1, 2010 through December 31, 2010, the Executive shall be eligible for a bonus of up to 50% of his Base Salary (the “Short Year Bonus”) in accordance with the performance criteria and other terms of the Company’s annual incentive bonus plan for executives in effect for such period. The Short Year Bonus, if any, will be payable to the Executive if, as and when bonuses are payable under the annual incentive bonus plan to other Company executives, but only if the Executive remains employed through December 31, 2010; provided, that the December 31 employment requirement is waived if the Company terminates the Executive’s employment prior to December 31, 2010 other than for Cause (as defined below) or if the Executive terminates his employment for Good Reason (as defined in the Employment Agreement).

(c)	With respect to calendar year 2011, the Executive shall be eligible for a pro rata portion of the annual bonus that would otherwise have been payable to him under the Company’s annual incentive bonus plan for executives in accordance with the performance criteria and other terms of the Company’s annual incentive bonus plan for executives in effect for such period. Such bonus, if any, shall be payable if, as and when bonuses are payable under the annual incentive bonus plan to other Company executives and based on performance through the entire calendar year. The pro ration shall be based on the number of days the Executive serves as Chief Executive Officer during calendar year 2011 divided by 365.

4.	Compensation and Benefits Upon Retirement

(a)	Following Executive’s termination of employment on the Retirement Date, the Executive shall, subject to the timing rules of Section 11 of the Employment Agreement, be entitled to:

(i)	his accrued but unpaid Base Salary and accrued vacation under the Employment Agreement;

(ii)	continued payment of his Base Salary from the Retirement Date through December 31, 2012 (the “Retirement Period”) in accordance with the normal payroll practices of the Company; and

(iii)	continued coverage through the Retirement Period (which coverage period shall be coextensive with any period of continued coverage required under COBRA) under the Company’s medical and dental benefits plans, provided that the Executive continues to pay the employee portion of premiums for such coverage.

(b)	The payments and benefits to be provided under this Section 4 shall be in lieu of payments and benefits under any other severance plan or program the Company and except as provided in this Section 4, the Company shall have no obligation to pay or provide any compensation or benefits to or on behalf of the Executive following termination of his employment on the Retirement Date.

5.	Other Events of Termination of Service

(a)	Nothing in this Appendix A shall prohibit the Company or the Executive from terminating his employment at any time for any reason during the Transition Period provided that any termination by reason of disability, death, termination by the Company for Cause or termination for Change of Control pursuant to Sections 4(a), (b), (c) or (f), respectively, of the Employment Agreement, shall be governed by Section 4 of the Employment Agreement, and not by Section 4 of this Appendix.

(b)	Any termination of the Executive’s employment by the Company without Cause or by Executive for Good Reason during the Transition Period shall be deemed a retirement by the Executive under this Appendix A and the date of such termination of employment shall be considered the Retirement Date for purposes of this Appendix A.

(c)	The Executive hereby agrees that nothing in this Appendix A and no action taken by the Company in connection with hiring a successor Chief Executive Officer, including without limitation (i) the hiring by the Company of a successor Chief Executive Officer; (ii) any change to the Executive’s duties, responsibilities or authority as a result of such hiring of a successor Chief Executive Officer and (iii) the Company providing the Executive notice of termination of employment pursuant to Section 2(a) of this Appendix A, shall constitute “Good Reason” for the Executive to terminate his employment pursuant to Section 4(c) of the Employment Agreement.

6.	Consulting and Cooperation/No Competition, etc.

(a)	During the Retirement Period, the Executive agrees to make himself available to consult with the Company’s Board of Directors (the “Board”) and executive officers as they may reasonably request from time to time in order to ensure smooth succession to the new Chief Executive Officer; provided however that such requests shall not interfere with the Executive’s employment with another employer or require him to spend more than an incidental amount of time not exceeding 2 hours per week or 10 hours per month performing such services. The Company will reimburse the Executive for any reasonable travel and out of pocket expenses incurred by him in providing such services.

(b)	At all times, the Executive agrees to reasonably cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during the Executive’s employment with the Company Group and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company Group.

(c)	Following the Retirement Date, the Executive shall have no authority to act on behalf of any member of the Company Group and shall not hold himself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group.

(d)	Section 5(c) of the Employment Agreement is hereby amended to read as follows:

No Competition. Shaver agrees that during the “Restricted Period” (as defined below) he will not, unless acting with the prior written consent of the Board, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, any business enterprise which (i) develops or manufactures products which are competitive with products developed or manufactured by the Company or any subsidiary of the Company; (ii) distributes, markets or otherwise sells products manufactured by others which are competitive with products distributed, marketed or sold by the Company or subsidiaries; (iii) provides services which are competitive with services provided by the Company or its subsidiaries, including, in each case, any products or services under development or which are subject of active planning by the Company or its subsidiaries, at any time during the term of this Agreement; (iv) is, or has been at any time during the one year period immediately preceding Shaver’s termination of employment, a supplier or vendor of Crude C-4s or propylene derivatives to the Company or its subsidiaries; (v) is a Customer (as defined in Section 6(a)); or (vi) is a private equity or similar investment fund or vehicle which directly or through one or more investments or “portfolio companies” engages in any of the activities specified in clauses (i) through (v) above (a “Competing Venture”); provided that Shaver may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of the securities of any entity (but may not otherwise participate in the activities of such entity) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g)of the Securities Exchange Act of 1934, as amended; provided further, that the restrictions set forth in this paragraph shall not restrict Shaver from working for a subsidiary, line of business, division, portfolio company, or unit of a Competing Venture so long as such Competing Venture provides representations satisfactory to the Company (Company consent not to be unreasonably withheld) that (A) such subsidiary, line of business, division, portfolio company, or unit does not produce, market or sell products or services competitive with products and services distributed, marketed or sold by the Company or its subsidiaries and (B) the scope of Shaver’s activities for such Competing Business does not involve work otherwise prohibited by this paragraph. Shaver acknowledges that the business of the Company or its subsidiaries; and his connection therewith, is, have been and/or will be involved in activity throughout North America and Mexico and that more limited geographical limitations on the non-compete and non-solicitation covenants set forth in Sections 5, 6 and 7 are therefore not appropriate.

(e)	Public Announcements, etc. The Company and the Executive shall mutually agree upon the timing and content of any and all aspects of its internal, external and media communications concerning the Executive’s retirement or other termination of employment with the Company. The Executive hereby agrees not to defame, disparage or criticize any member of the Company Group, its products, services, finances, financial condition, capabilities or other aspect of its businesses, or any former or existing employees, managers, directors, officers or agents of, or contracting parties with, any member of the Company Group in any medium to any person or entity without limitation in time. The Company hereby agrees not to defame, disparage or criticize the Executive in any medium to any person or entity without limitation in time. Notwithstanding this provision, the Executive and the Company may each confer in confidence with their respective affiliates and legal representatives and make truthful statements as required by law.

(f)

The Executive hereby agrees that Sections 6(a) and 7 of the Employment Agreement are amended to apply during the “Restricted Period” which shall mean the period of employment with the Company and, following termination of his employment with the Company for any reason, the period from the termination date through the later of December 31, 2012 and the last day of the 24th month following the termination date.

7.	Attorney’s Fees

The following paragraph shall replace Section 8(d) of the Employment Agreement in its entirety:

Shaver and the Company agree that, if either party brings an action to enforce any provision of the Employment Agreement or any Amendment thereto, the breaching party shall be obligated to pay the reasonable attorney’s fees and expenses incurred by the non-breaching party. If both parties are found in breach, the court shall apportion attorney’s fees on a just and equitable basis.

8.	Termination for Cause

For all purposes of the Employment Agreement and this Appendix A, the Company may terminate the Executive’s employment for “Cause” for any of the following: (a) conviction of, or guilty or nolo contendere plea by, the Executive to a felony or a misdemeanor involving moral turpitude; (b) the Executive’s willful misconduct in the performance of his duties; (c) the Executive’s failure to observe written Company policies that is dishonest or demonstrably injurious to the Company (monetarily or otherwise); (d) the Executive’s willful failure to comply with lawful and ethical directions and instructions of the Board, which, if curable, has not been cured within five (5) business days after written notice from the Board; and (e) the Executive’s willful failure to perform his duties to the Company which results in a material adverse financial effect on the Company, unless such failure is a result of Executive’s mental or physical incapacity, provided that such failure, if curable, has not been cured within five (5) business days after written notice from the Board.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive without the reasonable, good faith belief that Executive’s act or omission was in accordance with, or not contrary to, the duties and responsibilities of Executive’s position. Any act, or failure to act, based upon express authority given by the Company with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company. The termination of Executive’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in this definition, and specifying the particulars thereof in detail.

9.	Releases

In order to receive payments and benefits in respect of the Transition Period, the Executive must enter into and not revoke a release of claims substantially in the form attached hereto as Exhibit I within the time periods set forth therein (the “Release”) covering the period through the date he executes the Release. In addition, in order to receive the payments and benefits in respect of the Retirement Period, the Executive must similarly enter into and not revoke a second Release covering the period through the Retirement Date.

10.	Construction

The Section headings contained in this Appendix A are solely for the purpose of references, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Appendix A. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Employment Agreement.

EXHIBIT I

RELEASE OF CLAIMS

Reference is made to that certain Appendix A to Employment Agreement (“Appendix A”) styled as Amendment No. 3 to the Employment Agreement (as amended, the “Employment Agreement”) among Charles W. Shaver (the “Executive”), TPC Group LLC (the “Partnership”), and TPC Group Inc. (the “Company”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, as set forth in Appendix A (which is incorporated herein by reference as if set forth fully herein and made a part hereof), the receipt, sufficiency and adequacy of which is hereby acknowledged by the Executive’s signature below, the Executive agrees as follows:

1.	Acknowledgement and Release

A. The Executive, on the Executive’s own behalf and on behalf of the Executive’s descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in partial consideration for the agreements of the Company in Appendix A, do hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any federal, state or local administrative agency), arbitration or other proceeding against, and waive, release, acquit and forever discharge, to the fullest extent permitted by law, each member of the Company Group and their respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, partners, members, managers, trustees, agents (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives and agents or any of them, and each of their affiliates, successors and assigns (collectively, the “Releasees”), of, from and against any and all claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action whatsoever, of any and every kind, nature and description, whether known or unknown, accrued or not accrued, in law or in equity, that the Executive ever had, now has or shall or may have or assert as of the Renewal Date of this Release relating to or arising out of events or circumstances occurring on or before the date hereof against any of the Releasees, including, without limiting the generality of the foregoing, any claims, demands, damages, rights, judgments, debts, dues, defenses, actions, suits, charges or causes of action arising out of or related to the Executive’s employment or termination of employment, or any term or condition of that employment, or that arise out of or relate in any way to any federal, state or local statutory and common laws, including but not limited to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, Chapters 21 and 451 of the Texas Labor Code, all as amended, and any other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. The Executive further agrees that this Release may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, the Executive’s descendants, dependents, heirs. executors, administrators or permitted assigns. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to (i) the right to enforce Appendix A or (ii) vested accrued benefits under employee benefit plans of the Company and its subsidiaries and affiliates (collectively, the “Unreleased Claims”).

B. The Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination thereof (each individually a “Proceeding”).

C. The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, the Executive understands that by entering into this Release, he will be limiting the availability of certain remedies that he may have against the Company and also limiting his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Release shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC with respect to ADEA.

D. The Executive acknowledges that he has been given twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive the balance of said given twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS RELEASE AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

E. The Executive shall have seven days from the date of his execution of this Release to revoke this Release. If the Executive revokes this Release, the Executive will be deemed not to have accepted the terms of the Agreement, including any action required of the Company by any Section of Appendix A.

2.	No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by the Executive or any member of the Company Group.

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3.	General Provisions

A. This Release, when executed, and Appendix A, contain the entire agreement between the Executive and the Company Group on the subject matter hereof, and there are no other understandings or agreements, written or oral, between them on the subject matter hereof. Except for Appendix A this Release fully supersedes and replaces any and all prior agreements or understandings, if any, between the Executive and the Company Group. This Release may not be changed or altered, except in a written document signed by an authorized representative of the parties.

B. A failure of the Company Group to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon the Executive and the Releasees.

C. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand as of the day and year set forth opposite his signature below.

Charles W. Shaver

Dated:                          , 201

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